                                                                    Exhibit 5.1
                         [ALSTON & BIRD LLP LETTERHEAD]

                              One Atlantic Center
                           1201 West Peachtree Street
                          Atlanta, Georgia 30309-3424

                                  404-881-7000
                               Fax: 404-881-4777
                                 www.alston.com


                                November 9, 2000

WebMD Corporation
400 The Lenox Building
3399 Peachtree Road NE
Atlanta, Georgia 30326

         Re:      Form S-3 Registration Statement -- WebMD Corporation

Ladies and Gentlemen:

         We have acted as counsel for WebMD Corporation, a Delaware corporation (the "Company"), in connection with the referenced Registration Statement on Form S-3 (the "Registration Statement") being filed by the
Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, and covering 15,000,000 shares of the Company's common stock, par value $0.0001 per share ("Common
Stock"), that may be sold by the selling stockholders as contemplated by the prospectus included therewith. This Opinion Letter is rendered pursuant to Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K.

         We have examined the Amended and Restated Certificate of Incorporation of the Company, as amended, the Bylaws of the Company, as amended, records of proceedings of the Board of Directors of the Company deemed by us to be relevant to this opinion letter, the Registration Statement and other agreements or documents we deemed necessary for the purpose of expressing the opinions set forth herein. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.

         As to certain factual matters relevant to this opinion letter, we have relied upon certificates and statements of officers of the Company and certificates of public officials. Except to the extent expressly set forth herein, we have made no independent investigations with regard thereto, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

         Our opinion set forth below is limited to the General Corporation Law of the State of Delaware and reported judicial decisions interpreting such General Corporation Law, and we do not express any opinion herein concerning any other laws.

         This opinion letter is provided to the Company and the Commission for their use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon by any other person or for any other purpose without our express written consent. The only opinion rendered by us consists of those matters set forth in the following paragraph, and no opinion may be implied or inferred beyond the opinion expressly stated. The opinion rendered herein is as of the date hereof, and we make no undertaking and expressly disclaim any duty to supplement such opinion if, after the date hereof, facts and circumstances come to our attention or changes in the law occur which could affect such opinion.

         Based upon the foregoing, it is our opinion that the 15,000,000 shares of Common Stock covered by the Registration Statement when sold will be validly issued, fully paid and nonassessable.

         We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Prospectus constituting a part thereof.

                                   Sincerely,

                                   ALSTON & BIRD LLP


                                   By: /s/ C. Mark Kelly
                                      -----------------------------------
                                      A Partner